Exhibit 8(bb)
AMENDMENT
THIS AMENDMENT (“Amendment”) effective as of May 1, 2005 is made and entered into by and between Annuity Investors Life Insurance Company (the “Company”), PIMCO Variable Insurance Trust (the “Fund”), and Allianz Global Investors Distributors, LLC, formerly PIMCO Funds Distributors LLC (the “Underwriter”) and is intended to form a part of that certain Participation Agreement effective as of July 1, 2002 to which it is attached (“Participation Agreement”).
WHEREAS, the parties desire to amend the Participation Agreement to make available to Company for purchase on behalf of certain additional Accounts shares of certain Designated Portfolios, effective as of May 1, 2005.
NOW THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration in hand paid, including, but not limited to, the consideration supporting the Participation Agreement, the parties agree that said agreement is amended as follows:
I. All terms that are defined in the Participation Agreement shall have the same meaning in this Amendment.
II. The previous Amendment, dated December 1, 2004, is replaced in its entirety and replaced with the following:
Schedule A
PIMCO VARIABLE INS INSURANCE TRUST (“PIMCO”)
I.     Designated Portfolios:
A.      PIMCO VIT High Yield Portfolio — Administrative Class;
B.      PIMCO VIT Real Return Portfolio — Administrative Class; and
C.      PIMCO VIT Total Return Portfolio — Administrative Class.
ANNUITY INVESTORS LIFE INSURANCE COMPANY (“ANNUITY INVESTORS”)
I.      Segregated Asset Accounts:
A. Annuity Investors Variable Account C — established November 7, 2001 — Designated Portfolios A, B, & C above; and
B. Annuity Investors Variable Account B — Designated Portfolios B & C above, effective as of December 1, 2004.
C. Annuity Investors Variable Account A — Designated Portfolios A & B above, effective as of May 1, 2005.

2. Contracts:
A. Annuity Investors Variable Account C.
(a) The Commodore Helmsman Individual Flexible Premium Deferred Variable Annuity; and
(b) The Commodore Majesty Individual Flexible Premium Deferred Variable Annuity.
B. Annuity Investors Variable Account B.
(a) The Commodore Spirit Individual and Group Flexible Premium Deferred Variable Annuity (formerly known as The Commodore Navigator Flexible Premium Deferred Variable Annuity);
(b) The Commodore Advantage Individual and Group Flexible Premium Deferred Variable Annuity; and
(c) The Commodore Independence Individual and Group Flexible Premium Deferred Variable Annuity.
C. Annuity Investors Variable Account A.
(a) The Commodore Americus Individual Flexible Premium Deferred Variable Annuity; and
(b) The Commodore Nauticus Group Flexible Premium Deferred Variable Annuity.
IV. All other terms and conditions of the Participation Agreement remain unchanged. If there is an inconsistency between the terms of this Amendment and the terms of the Participation Agreement, then the terms of the Participation Agreement shall control unless the context clearly indicates otherwise.
(The Remainder of This Page Has Been Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Amendment as set forth below.
ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:	/s/ [illegible signature]

Its: Vice President
PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Jeffrey M. Sargent

Its: Senior Vice President
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ E. Blake Moore, Jr.

Its: Managing Director and CEO

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